ALLIANCE
                                        GAMING
                                        CORPORATION



MEDIA:                                  INVESTORS:
Johnann Mcllwain                        John Alderfer
Alliance Gaming                         Alliance Gaming
(702) 435-4200                          (702) 435-4200


                                                  FOR IMMEDIATE RELEASE



                   ALLIANCE GAMING CLOSES BALLY GAMING MERGER


LAS VEGAS, NEVADA, JUNE 18, 1996 -- Alliance Gaming Corporation (NASDAQ:ALLY) today announced that it has completed its acquisition of Bally Gaming International, Inc. which is now a wholly-owned subsidiary of Alliance.

"We are very pleased to have completed this transaction so that we may now begin to capitalize on the many strengths of this combination." said Steve Greathouse, chairman and chief executive officer of Alliance. "Over the past few years, Bally Gaming has generated solid financial performance and built a strong platform for long-term growth. Together, Alliance's and Bally Gaming's advanced technology, product design and manufacturing capabilities, and distribution networks position the company extremely well to seize on the opportunity for advanced technological products and systems in the gaming industry."

With the consummation of the acquisition, each outstanding share of Bally Gaming Common Stock has been converted into the right to receive approximately $7.84 in cash, .05 shares of Alliance's 15% Non-Voting Senior Pay-In-Kind Special Stock, Series B (having a liquidation value of $100 per share), and .08 shares of Alliance Common Stock. As a result of the merger and Alliance's previously announced exchange offer and related financings, Alliance has approximately 31.8 million common shares outstanding.

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Alliance Gaming Corporation is a diversified gaming company headquartered in Las
Vegas, Nevada. The company is primarily engaged in the design, manufacture and distribution of advanced gaming devices and systems and is the nation's largest gaming machine management operator.



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